Exhibit 99.1

JCPENNEY REPORTS A 1.7 PERCENT INCREASE IN COMPARABLE SALES FOR THE THIRD QUARTER 2017

Inventory Declines 8.8 % Over the Same Period Last Year

PLANO, Texas - (Nov. 10, 2017) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal third quarter ended Oct. 28, 2017. Total net sales decreased (1.8) % to $2.81 billion in the third quarter compared to $2.86 billion in the same period last year, primarily the result of the 139 stores closed this year through the end of the third quarter. Comparable sales increased 1.7 % for the third quarter, resulting in a positive two-year stack of 0.9%.

Marvin R. Ellison, chairman and chief executive officer said, “During the third quarter, we took aggressive actions to clear slow-moving inventory, primarily allowing for an improved apparel assortment heading in to the Holiday season. While these actions had a negative short-term impact on profitability in the third quarter, we firmly believe it was the right decision for the Company as we transition into the fourth quarter and fiscal 2018.”

Ellison continued, “We are encouraged that we delivered positive sales comps for the third quarter. Our growth strategies and new apparel initiatives led to sequential comp sales improvement in nearly all merchandise categories in the third quarter, giving us confidence that our overall strategy and transformation is beginning to take hold. While we have more work to do, we remain focused on two critical factors - to operate the business for growth and deliver positive earnings. We’re committed to making the right strategic decisions to ensure we are providing our customers more reasons to shop and experience JCPenney.”

Home, Sephora, Footwear and Handbags, Women’s Specialty and Salon were the Company’s top performing divisions during the quarter. Geographically, the Gulf Coast and Midwest were the best performing regions of the country.

For the third quarter, cost of goods sold, which excludes depreciation and amortization, was $1.85 billion, or 66.0 % of sales, compared to $1.80 billion, or 62.8 % of sales in the same period last year. This increase was primarily driven by the liquidation of slow-moving inventory, higher shrink rates and the continued growth in the Company’s online and major appliance businesses.

SG&A expenses for the quarter declined $48 million to $840 million, or 29.9 % of sales, and decreased 120 basis points as a percentage of sales compared to the same period last year. These savings were primarily driven by reductions in store controllable costs, marketing efficiencies and corporate overhead.

For the third quarter, the Company’s net loss was ($128) million, or ($0.41) per share, compared to a net loss of ($67) million, or ($0.22) per share in the same period last year. This reduction was driven in large part by increased cost of goods sold, restructuring charges associated with the store closures and a charge related to settlement accounting on the Company’s pension plan.

Adjusted net loss was ($102) million, or ($0.33) per share, for the third quarter this year compared to an adjusted net loss of ($65) million, or ($0.21) per share, last year.

Adjusted EBITDA for the third quarter was $108 million compared to $174 million last year.

A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

Inventory at the end of the third quarter 2017 was $3.37 billion, a decrease of 8.8 % compared to the end of the third quarter last year, and down 5.7% on a comp store basis.

Cash and cash equivalents at the end of the third quarter were $185 million. The Company ended the quarter with liquidity of approximately $2.0 billion.

Outlook
The Company’s fiscal 2017 full year guidance is as follows:

•	Comparable store sales: expected to be -1.0 % to 0.0%;

•	Cost of goods sold: expected to be up 100 to 120 basis points versus 2016;

•	SG&A dollars: expected to be down 1.0 % to 2.0 % versus 2016;

•	Adjusted earnings per share[1]: expected to be a positive $0.02 to $0.08; and

•	Free cash flow: expected to be $200 million to $300 million.

1A reconciliation of non-GAAP forward-looking projections to GAAP financial measures is not available as the nature or amount of potential adjustments, which may be significant, cannot be determined at this time.

Third Quarter Earnings Conference Call Details
At 8:30 a.m. ET today, the Company will host a live conference call conducted by Chairman and Chief Executive Officer Marvin R. Ellison and Chief Financial Officer Jeffrey Davis. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (844) 243-9275, or (225) 283-0394 for international callers, and reference 3996839 conference ID or visit the Company’s investor relations website at http://ir.jcpenney.com. Supplemental slides will be available on the Company’s investor relations website approximately 10 minutes before the start of the conference call.

Telephone playback will be available for seven days beginning approximately two hours after the conclusion of the conference call by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing 3996839 conference ID.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; Follow us @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcp.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishings retailers, combines an expansive footprint of approximately 875 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to connect with shoppers how, when and where they prefer to shop. At every customer touchpoint, she will get her Penney’s worth of a broad assortment of products from an extensive portfolio of private, exclusive and national brands. Powering this shopping experience is the customer service and warrior spirit of over 100,000 associates across the globe, all driving toward the Company's three strategic priorities of strengthening private brands, becoming a world-class omnichannel retailer and increasing revenue per customer. For additional information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, cost of goods sold, selling, general and administrative expenses, earnings, cash flows and interest expense.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations. Please refer to the Company's most recent Form 10-Q for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

###

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended				Nine Months Ended
Statements of Operations:	October 28, 2017	October 29, 2016	% Inc. (Dec.)		October 28, 2017	October 29, 2016	% Inc. (Dec.)
Total net sales	$2,807	$2,857	(1.8)%		$8,475	$8,586	(1.3)%

Costs and expenses/(income):
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	1,852	1,795	3.2%		5,498	5,422	1.4%
Selling, general and administrative (SG&A)	840	888	(5.4)%		2,525	2,613	(3.4)%
Pension	9	1	100.0%	+	3	5	(40.0)%
Depreciation and amortization	131	149	(12.1)%		420	456	(7.9)%
Real estate and other, net	2	(1)	(100.0)%	+	(135)	(48)	100.0%	+
Restructuring and management transition	52	2	100.0%	+	295	17	100.0%	+
Total costs and expenses	2,886	2,834	1.8%		8,606	8,465	1.7%
Operating income/(loss)	(79)	23	(100.0)%	+	(131)	121	(100.0)%	+
(Gain)/loss on extinguishment of debt	—	—	—%		35	30	16.7%
Net interest expense	78	87	(10.3)%		244	275	(11.3)%
Income/(loss) before income taxes	(157)	(64)	100.0%	+	(410)	(184)	100.0%	+
Income tax expense/(benefit) (1)	(29)	3	(100.0)%	+	(40)	7	(100.0)%	+
Net income/(loss)	$(128)	$(67)	91.0%		$(370)	$(191)	93.7%

Earnings/(loss) per share - basic and diluted	$(0.41)	$(0.22)	86.4%		$(1.19)	$(0.62)	91.9%

Financial Data:
Comparable store sales increase/(decrease) (2)	1.7%	(0.8)%			(1.0)%	0.3%
Ratios as a percentage of sales:
Cost of goods sold	66.0%	62.8%			64.9%	63.1%
SG&A expenses	29.9%	31.1%			29.8%	30.4%
Operating income/(loss)	(2.8)%	0.8%			(1.5)%	1.4%
Effective income tax rate (1)	(18.5)%	4.7%			(9.8)%	3.8%

Common Shares Data:
Issued and outstanding shares at end of period	311.1	307.8			311.1	307.8
Weighted average shares - basic	311.6	308.3			310.6	307.8
Weighted average shares - diluted	311.6	308.3			310.6	307.8

(1)
For the three and nine months ended October 28, 2017, the Company increased its net valuation allowance by $24 million and $104 million, respectively, against certain federal and state net operating loss carry forward assets. For the three and nine months ended October 29, 2016, the Company increased its net valuation allowance by $30 million and $62 million, respectively, against certain federal and state net operating loss carry forward assets.

(2)
Comparable store sales include sales from all stores, including sales from services and commissions earned from our in-store licensed departments, that have been open for 12 consecutive full fiscal months and Internet sales. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation. Our definition and calculation of comparable store sales may differ from other companies in the retail industry.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	October 28, 2017	October 29, 2016
Current assets:
Cash in banks and in transit	$175	$172
Cash short-term investments	10	11
Cash and cash equivalents	185	183
Merchandise inventory	3,365	3,691
Prepaid expenses and other	243	254
Total current assets	3,793	4,128
Property and equipment, net	4,316	4,651
Prepaid pension	3	—
Other assets	632	608
Total assets	$8,744	$9,387

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$1,342	$1,493
Other accounts payable and accrued expenses	1,056	1,170
Current portion of capital leases, financing obligation and note payable	8	15
Current maturities of long-term debt	232	263
Total current liabilities	2,638	2,941
Long-term capital leases, financing obligation and note payable	214	9
Long-term debt	4,039	4,509
Deferred taxes	201	198
Other liabilities	574	590
Total liabilities	7,666	8,247
Stockholders' equity	1,078	1,140
Total liabilities and stockholders' equity	$8,744	$9,387

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended		Nine Months Ended
Statements of Cash Flows:	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Cash flows from operating activities:
Net income/(loss)	$(128)	$(67)	$(370)	$(191)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	(1)	—	72	(1)
Asset impairments and other charges	4	—	7	2
Net gain on sale of non-operating assets	—	—	—	(5)
Net gain on sale of operating assets	(1)	—	(119)	(10)
(Gain)/loss on extinguishment of debt	—	—	35	30
Depreciation and amortization	131	149	420	456
Benefit plans	(1)	(14)	95	(41)
Stock-based compensation	7	7	23	27
Deferred taxes	(30)	3	(49)	3
Change in cash from:
Inventory	(588)	(710)	(511)	(970)
Prepaid expenses and other assets	(2)	(19)	(66)	(87)
Merchandise accounts payable	392	399	365	568
Current income taxes	—	(1)	3	(5)
Accrued expenses and other	(22)	60	(88)	(177)
Net cash provided by/(used in) operating activities	(239)	(193)	(183)	(401)
Cash flows from investing activities:
Capital expenditures	(95)	(122)	(287)	(282)
Proceeds from sale of non-operating assets	—	—	—	2
Proceeds from sale of operating assets	7	—	153	16
Joint venture return of investment	—	—	9	15
Net cash provided by/(used in) investing activities	(88)	(122)	(125)	(249)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	—	2,188
Proceeds from borrowings under the credit facility	249	259	521	259
Payments of borrowings under the credit facility	(38)	(97)	(310)	(97)
Premium on early retirement of long-term debt	—	—	(30)	—
Payments of capital leases, financing obligation and note payable	(2)	(5)	(14)	(24)
Payments of long-term debt	(11)	(89)	(552)	(2,339)
Financing costs	—	—	(9)	(49)
Proceeds from stock issued under stock plans	1	1	4	2
Tax withholding payments for vested restricted stock	(1)	—	(4)	(7)
Net cash provided by/(used in) financing activities	198	69	(394)	(67)
Net increase/(decrease) in cash and cash equivalents	(129)	(246)	(702)	(717)
Cash and cash equivalents at beginning of period	314	429	887	900
Cash and cash equivalents at end of period	$185	$183	$185	$183

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, the impact of our qualified defined benefit pension plan (Primary Pension Plan), the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture) and the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps. Unlike other operating expenses, restructuring and management transition charges, the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps are not directly related to our ongoing core business operations. Primary Pension Plan expense/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  Accordingly, we eliminate our Primary Pension Plan expense/(income) in its entirety as we view all components of net periodic benefit expense/(income) as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, Primary Pension Plan expense/(income), the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURE:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to adjusted EBITDA, a non-GAAP financial measure:

	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net income/(loss)	$(128)	$(67)	$(370)	$(191)
Add: Net interest expense	78	87	244	275
Add: (Gain)/loss on extinguishment of debt	—	—	35	30
Add: Income tax expense/(benefit)	(29)	3	(40)	7
Add: Depreciation and amortization	131	149	420	456
Add: Restructuring and management transition charges	52	2	295	17
Add: Primary pension plan expense/(income)	7	—	(2)	—
Less: Net gain on the sale of non-operating assets	—	—	—	(5)
Less: Proportional share of net income from the home office land joint venture	(3)	—	(23)	(29)
Adjusted EBITDA (non-GAAP)	$108	$174	$559	$560

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net income/(loss)	$(128)	$(67)	$(370)	$(191)
Earnings/(loss) per share-diluted	$(0.41)	$(0.22)	$(1.19)	$(0.62)

Add: Restructuring and management transition charges (1)	52	2	295	17
Add: Primary pension plan expense/(income) (1)	7	—	(2)	—
Add: (Gain)/loss on extinguishment of debt (1)	—	—	35	30
Less: Net gain on the sale of non-operating assets (1)	—	—	—	(5)
Less: Proportional share of net income from the home office land joint venture (1)	(3)	—	(23)	(29)
Less: Tax impact resulting from other comprehensive income allocation (2)	(30)	—	(46)	—
Adjusted net income/(loss) (non-GAAP)	$(102)	$(65)	$(111)	$(178)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(0.33)	$(0.21)	$(0.36)	$(0.58)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)	Represents the net tax benefit that resulted from our other comprehensive income allocation between our Operating loss and Accumulated other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, payments made for business acquisitions or required pension contributions, if any. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table sets forth a reconciliation of cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure, as well as information regarding net cash provided by/(used in) investing activities and net cash provided by/(used in) financing activities:

	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net cash provided by/(used in) operating activities	$(239)	$(193)	$(183)	$(401)
Add: Proceeds from sale of operating assets	7	—	153	16
Less: Capital expenditures	(95)	(122)	(287)	(282)
Free cash flow (non-GAAP)	$(327)	$(315)	$(317)	$(667)

Net cash provided by/(used in) investing activities (1)	$(88)	$(122)	$(125)	$(249)
Net cash provided by/(used in) financing activities	$198	$69	$(394)	$(67)

(1)	Net cash provided by/(used in) investing activities includes capital expenditures and proceeds from sale of operating assets, which are also included in our computation of free cash flow.